OCEAN THERMAL ENERGY CORPORATION

PURE. CLEAN. POWER.

SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

This Second Addendum is effective June 9, 2022 and revises the Employment Agreement entered into by and between Ocean Thermal Energy Corporation ("Company")[1] and Jeremy P. Feakins ("Executive") on January 1, 2011, as amended by the Addendum to Employment Agreement dated September 15, 2017, as follows:

A. Section 5(a) ("Salary") is revised to replace the Salary of $388,220.00 with $454,738.00 and that this change is effective on June 1, 2022;

B. All other dollar amounts referenced in the Employment Agreement are revised to reflect a fourteen percent (14%) increase (stipulated and based on the US Bureau of Labor Statistics CPI increase for the referenced period). Furthermore, salary and all other dollar amounts referenced in the Employment Agreement shall increase on first day of 2023 and each successive year during the Term by an amount equal to the US Bureau of Labor Statistics CPI increase for the previous year.

C. Section 5(2) (Past Due Amounts) is revised to replace "interest of eight-percent per annum" wherever it appears with "interest of eight-percent above the US Bureau of Labor Statistics CPI inflation rate for each applicable year after 2017.

D. Section 10 ("Term of Employment") is revised to replace the first sentence with: "The term of employment hereunder shall be for a period of fifteen (15) years commencing from the Effective Date (the "Term")." Section 10 is further revised to replace "the fifth anniversary" in the second sentence with "the fifteenth anniversary."

E. Section 7 ("Bonuses") is revised to include a new subsection (d), as follows: "The Executive shall be paid a bonus of eight percent (8%) of any proceeds received from settlement(s) and / or litigation(s) related in any way to Ocean Thermal Energy Corp. v. C. Robert Coe, III el al. (Case No. LACV19-05299 VAP-JPR)). Such amount shall be payable immediately upon receipt of such proceeds by the Company or its appointed counsel.

F. When each amount due to the Executive is paid, that payment shall include a "plus up" to account for the increased tax liability incurred due to receiving payment in a single tax year instead of over the course of multiple tax years.

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[1] It is hereby agreed and acknowledged by the parties hereto that Ocean Thermal Energy Corporation, a Nevada Corporation (OTC: CPWR) is the successor in interest to the counterparty to Jeremy P. Feakins in the original agreement dated January 1, 2011 (Ocean Thermal Energy Corporation, a Delaware Corporation) and that, as such, it assumes full liability under that agreement, as amend on September 15, 2017 and by this Second Amendment.

OCEAN THERMAL ENERGY CORPORATION

Signature:_______________________________

Printed Name: Gerald S. Koenig

Title: General Counsel

EXECUTIVE

Signature:_______________________________

Printed Name: Jeremy P. Feakins